Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
	Glenn Schaeffer	702-632-6710
	Les Martin	702-632-6820

MANDALAY ANNOUNCES ADDITIONAL CONVERSION

RIGHTS OF HOLDERS OF ITS $400 MILLION FLOATING RATE

CONVERTIBLE SENIOR DEBENTURES DUE 2033

LAS VEGAS, April 19, 2005 — Mandalay Resort Group (NYSE: MBG) today announced additional conversion rights of holders of its $400 million Floating Rate Convertible Senior Debentures due 2033 in anticipation of its proposed merger with and into a wholly-owned subsidiary of MGM MIRAGE pursuant to the Agreement and Plan of Merger dated as of June 15, 2004 among MGM MIRAGE, MGM MIRAGE Acquisition Co. #61 and Mandalay.  The debentures were issued pursuant to an Indenture between Mandalay and The Bank of New York, as trustee, dated as of March 21, 2003 (as amended and supplemented on July 26, 2004).

As a result of the proposed merger, holders may surrender their debentures for conversion under Section 11.5 of the Indenture until fifteen days after the effective date of the merger.  This conversion right is in addition to the holders’ existing right to convert their debentures until June 30, 2005 under Section 11.2 of the Indenture, as previously announced by Mandalay in its press release dated April 4, 2005.

Payment is due to a holder no later than the tenth business day following the applicable conversion date.  In the event that such payment date falls after the consummation of the proposed merger for a surrendering holder, then such holder shall receive a cash settlement based on the $71 per share consideration payable in the merger.

The delivery to the holder of the cash due upon conversion of a debenture is deemed to satisfy Mandalay’s obligation to pay the accreted principal amount of the debenture and to satisfy the obligation to pay accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date through the applicable conversion date.  Because of this deemed satisfaction, the holder of any debenture converted after the record date for the next interest payment, but before the corresponding interest payment date, is required to pay to Mandalay an amount equal to the interest payment to be received by the holder with respect to such debenture.

Consummation of the merger is subject to the satisfaction of the conditions set forth in the merger agreement, including the receipt of all necessary regulatory and government approvals.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.